Exhibit 99

[The Beard Company Logo]

 THE BEARD COMPANY                                                 News Release
 Enterprise Plaza, Suite 320
5600 North May Avenue                                  Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                                 IS BACK IN THE
                              OIL AND GAS BUSINESS

FOR IMMEDIATE RELEASE:  Wednesday, January 19, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) announced today that it is back in the oil and gas business.

     The Company reported that in recent years its wholly-owned subsidiary, Beard Oil Company ("BOC"), has filed on a number of Federal and State oil and gas leases in the Rocky Mountain area. One of the leases which BOC acquired was a 640-acre tract covering all of Section 36, Township 3 North, Range 48 West, in Yuma County, Colorado.

     In January 2004 BOC entered into a Seismic Option - Farmout Agreement with Vista Resources ("Vista") of Pittsburgh, Pennsylvania. Vista has now drilled two wells in the Niobrara Formation on the farmout lands. Both wells were completed on January 12, 2005. The Yuma-5 State #43-36 located in the NE SE of Section 36 had an indicated wellhead open flow of 516 mcfd (thousand cubic feet per day) and the Yuma-5 State #44-36 located in the SE SE of Section 36 had an indicated wellhead open flow of 678 mcfd.

     Under the farmout arrangement BOC was carried for a 22.5% working interest in the #43-36 well and had an option to participate for the same interest in the #44-36 well following review of the test results. BOC has elected to participate in the second well. Vista has now elected to drill three additional development wells on the farmout lands and expects to move on the first location shortly. BOC has determined that it will also participate for its 22.5% interest in the drilling of these additional development wells.

     Preliminary indications are that the wells are expected to have reserves of approximately 400 mmcf (million cubic feet) each, with each producing well costing approximately $188,000. It is anticipated that the wells will be pinched back and placed on production in approximately 90 days, with expected initial production of 150-200 MCF per day from each of the first two wells.(A)

     Herb Mee, Jr., President of the Company, stated: "We are pleased to be back in the oil and gas business, even though it is on a very limited basis. The Vista gas wells are expected to be a source of meaningful income to BOC for a number of years."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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(A)  Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. The Beard Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                             Email:  hmee@beardco.com